RiverNorth Managed Duration Municipal Income Fund II, Inc.

Subscription Agreement

This Subscription Agreement made as of January 11, 2022, by and between RiverNorth Managed Duration Municipal Income Fund II, Inc., a Maryland corporation (the “Fund”), and RiverNorth Capital Management, LLC (the “Subscriber”).

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber is the investment manager to the Fund; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 5,000 common shares of beneficial interest, or such other amounts as the officers of the Fund may approve (the “Shares”), for a purchase price of $20.00 per Share, or at such other prices as the officers of the Fund may approve;

NOW THEREFORE, IT IS AGREED:

1. The Subscriber subscribes for and agrees to purchase from the Fund the Shares for a purchase price of $20.00 per Share and an aggregate purchase price of $100,000.

2. The Fund agrees to issue and sell said Shares to the Subscriber promptly upon its receipt of the aggregate purchase price.

3. To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

(a) That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under the securities laws of any state;

(b) That the Shares will be sold by the Fund in reliance on one or a series of exemptions from the registration requirements of the Securities Act;

(c) That the Fund’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

(d) That, when issued, the Shares will be “restricted securities,” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

(e) That there do not appear to be any immediately available exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144, which would not be available to an affiliate of the Fund for one year and may be limited by the overall outstanding shares of the Fund, among various limiting factors.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to certain restrictions on the transferability of the Shares. The Subscriber acknowledges that other restrictions may apply and that none of the Fund or its affiliates has provided any legal, tax or investment advice related to this transaction.

4. To further induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

(a) Represents and warrants that the Subscriber is an accredited investor;

(b) Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(c) Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available;

and that in the absence of a certificate, this Subscription Agreement provides the notice and legend required under Rule 144; and

(d) Agrees that it will not sell, assign, or transfer the Shares or any interest therein, except upon repurchase or redemption by the Fund, unless and until the Shares have been registered under the Securities Act or it has received an opinion of its counsel that such sale, assignment, or transfer will not violate the provisions of the Securities Act or any rules or regulations promulgated thereunder.

(e) Consents, as the sole holder of the Fund’s common shares of beneficial interest and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, to the issuance by the Fund of common shares of beneficial interest at a price per share as set forth in the underwriting agreement relating to the public offering of the common shares of beneficial interest of the Fund.

5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original for all purposes.

6. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Maryland, without regard to the principles of conflicts of law.

7. The Fund’s Articles of Incorporation, including any amendments thereto, is on file with the Secretary of State of Maryland. This Subscription Agreement is executed on behalf of the Fund by an officer of the Fund as an officer and not individually, and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND II, INC.

By:

Name:	Patrick W. Galley

Title:	President

RIVERNORTH CAPITAL MANAGEMENT, LLC

Name:	Jonathan M. Mohrhardt

Title:	President & Chief Operating Officer